                                   SUPPLEMENT
                             DATED NOVEMBER 6, 1998
                                       TO

                          ---------------------------

                           HILTON HOTELS CORPORATION
                                      AND
                              GRAND CASINOS, INC.
                             JOINT PROXY STATEMENT

                          ---------------------------

                PARK PLACE ENTERTAINMENT CORPORATION PROSPECTUS

    The following information supplements and should be read in conjunction with the Joint Proxy Statement/Prospectus dated October 23, 1998 of Hilton Hotels Corporation, a Delaware corporation, Grand Casinos, Inc., a Minnesota corporation and Park Place Entertainment Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Hilton, previously furnished to Hilton stockholders and Grand shareholders of record on October 20, 1998.

    This Supplement is being furnished to (a) record holders of Hilton common stock on October 20, 1998, in connection with the solicitation of proxies by the Board of Directors of Hilton for use at a Special Meeting of Stockholders of Hilton to be held November 24, 1998 and at any and all adjournments or postponements of the Hilton Special Meeting and (b) record holders of Grand common stock on October 20, 1998, in connection with the solicitation of proxies by the Board of Directors of Grand for use at the Special Meeting of Stockholders of Grand, and at any and all adjournments or postponements of the Grand Special Meeting. The Hilton and Grand Special Meetings are being held in connection with certain transactions contemplated by the Agreement and Plan of Merger, dated as of June 30, 1998 by and among Hilton, Park Place, Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, Grand and Lakes Gaming, Inc., a wholly owned subsidiary of Grand. We originally mailed the Joint Proxy Statement/ Prospectus to stockholders of Hilton and shareholders of Grand on October 26, 1998. This Supplement contains additional financial information that has since become available relating to the financial results of operations of Hilton, Grand, Park Place and Lakes for the first three fiscal quarters of 1998. The purpose of this Supplement is to inform you of such additional information.

    To the extent information in this Supplement differs from or conflicts with information contained in the Joint Proxy Statement/Prospectus, then this Supplement shall supersede and replace the information in the Joint Proxy Statement/Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the meanings provided in the Joint Proxy Statement/Prospectus.

    SHAREHOLDERS ARE URGED TO CONSIDER THOSE MATTERS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 27 OF THE JOINT PROXY STATEMENT/PROSPECTUS. NONE OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE NEW JERSEY CASINO CONTROL COMMISSION, THE LOUISIANA GAMING CONTROL BOARD, THE MISSOURI GAMING COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Supplement is November 6, 1998. This Supplement is first being mailed to the stockholders of Hilton and shareholders of Grand on or about November 9, 1998. This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus dated October 23, 1998.

   SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA--THIRD QUARTER FISCAL 1998

    In the following tables, we are providing certain additional summary financial information to aid you in your analysis of the financial aspects of the Transactions as set forth in the Joint Proxy Statement/ Prospectus. These tables, which relate to information for the first three fiscal quarters of 1998, supplement and should be read in conjunction with the other Summary Historical and Pro Forma Financial Data commencing on page 18 of the Joint Proxy Statement/Prospectus and include (i) unaudited pro forma financial information of New Park Place after giving effect to the Transactions, (ii) selected historical financial information of Hilton and unaudited pro forma financial information of Hilton after giving effect to the Hilton distribution, (iii) selected historical financial information and unaudited pro forma financial information of Park Place after giving effect to the Hilton distribution (but prior to the merger), (iv) selected historical financial information of Grand and unaudited pro forma financial information of Grand after giving effect to the Grand distribution, and (v) selected historical financial information of Lakes after giving effect to the Grand distribution. References herein to "New Park Place" refer to Park Place following the Hilton distribution and the merger.

NEW PARK PLACE SUMMARY SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    In the table below, we attempt to illustrate the financial results with respect to September 30, 1998 financial information of New Park Place that might have occurred if the Transactions had been completed at earlier periods. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Transactions had been completed on the dates assumed. It is also important to remember that this information does not necessarily reflect future financial performance if the Transactions actually occur. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 7 for a more detailed explanation of this analysis and the dates upon which the Transactions were assumed to have occurred.

                                                                                               PARK
                                                                                               PLACE       GRAND     NEW PARK PLACE
                                                                                             PRO FORMA   PRO FORMA     PRO FORMA
                                                                                             ---------   ---------   --------------
                                                                                                 (IN MILLIONS, EXCEPT PER SHARE
                                                                                                            AMOUNTS)
TWELVE MONTHS ENDED OR AS OF SEPTEMBER 30, 1998
RESULTS OF OPERATIONS:
  Total revenue............................................................................  $  2,285     $  578       $  2,863
  Total operating income...................................................................       224         74            298
  Income from continuing operations........................................................        63(1)      23             86(1)
  Income from continuing operations per share--Basic.......................................       .24        .55            .28
  Income from continuing operations per share--Diluted.....................................       .24        .53            .28
OTHER OPERATING DATA:
  EBITDA(2)................................................................................  $    548     $  131       $    679
BALANCE SHEET:
  Cash, cash equivalents and temporary investments.........................................  $    110     $   79       $    189
  Total assets.............................................................................     5,870      1,209          7,093
  Total debt...............................................................................     1,610        566          2,228
  Total stockholders' equity...............................................................     3,324        458          3,718
NINE MONTHS ENDED SEPTEMBER 30, 1998
RESULTS OF OPERATIONS:
  Total revenue............................................................................  $  1,733     $  447       $  2,180
  Total operating income...................................................................       271         61            332
  Income from continuing operations........................................................       113         20            133
  Income from continuing operations per share--Basic.......................................       .43        .47            .44
  Income from continuing operations per share--Diluted.....................................       .43        .46            .43
OTHER OPERATING DATA:
  EBITDA(2)................................................................................  $    438     $  106       $    544

------------------------

(1) Includes after-tax non-recurring charges totaling $59 million related to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans.

(2) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items, which can be computed by adding depreciation, amortization and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses are excluded from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges for Park Place and New Park Place totaled $96 million for the twelve months ended September 30, 1998 and relate to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans. EBITDA should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of the companies. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Pro forma depreciation, amortization and non-cash items for Park Place, Grand, and New Park Place totaled $167 million, $45 million and $212 million, respectively, for the nine months ended September 30, 1998.

HILTON AND PARK PLACE SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
  FINANCIAL INFORMATION

    We derived the historical information under the heading "Historical" from the Hilton and Park Place unaudited financial statements for the nine months ended September 30, 1997 and 1998. The information is only a summary and you should read it in conjunction with Hilton's and Park Place's historical financial statements (and related notes) contained in this Supplement and in the annual reports and other information Hilton has filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" on page 251 of the Joint Proxy Statement/Prospectus.

    In the table below under the heading "Pro Forma", we also attempt to illustrate the financial results that might have occurred if the Hilton Distribution had been completed as of January 1, 1997 for purposes of the Results of Operations and Other Operating Data and at September 30, 1998 for the Balance Sheet. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Hilton distribution had been completed on the dates assumed. It is also important to remember that this information does not necessarily reflect future financial performance if the Hilton distribution actually occurs. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 7 for a more detailed explanation of this analysis.

                                                                           HILTON                PARK PLACE
                                                                    --------------------  ------------------------
                                                                    NINE MONTHS ENDED OR        NINE MONTHS
                                                                                               ENDED OR AS OF
                                                                    AS OF SEPTEMBER 30,        SEPTEMBER 30,
                                                                    --------------------  ------------------------
                                                                      1998       1997        1998         1997
                                                                    ---------  ---------  -----------  -----------
                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue(1)................................................  $   3,006  $   2,682  $   1,733    $   1,593
  Total operating income..........................................        631        558        279          246
  Income from continuing operations...............................        262        255        118          116
  Income from continuing operations per share--Basic..............       1.02        .98        .45          .44
  Income from continuing operations per share--Diluted............        .98        .95        .45          .44
  Cash dividends declared per common share........................        .24        .24      --           --
OTHER OPERATING DATA:
  EBITDA(2).......................................................  $     891  $     785  $     446    $     400
BALANCE SHEET:
  Cash, cash equivalents and temporary investments(1).............  $     152             $     110
  Total assets(1).................................................      8,938                 5,870
  Total debt......................................................      3,916                 1,610
  Total stockholders' equity......................................      3,507                 --
  Division equity.................................................     --                     3,331

PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue...................................................  $   1,273  $   1,089  $   1,733    $   1,593
  Total operating income..........................................        352        312        271          238
  Income from continuing operations...............................        144        139        113          111
  Income from continuing operations per share--Basic..............        .55        .53        .43          .42
  Income from continuing operations per share--Diluted............        .53        .51        .43          .42
  Weighted average common and equivalent shares--Basic............        261        263        261          263
  Weighted average common and equivalent shares--Diluted..........        291        293        263          265
OTHER OPERATING DATA:
  EBITDA(2).......................................................  $     445  $     385  $     438    $     392
BALANCE SHEET:
  Cash, cash equivalents and temporary investments................  $      42             $     110
  Total assets....................................................      3,691                 5,870
  Total debt......................................................      2,929                 1,610
  Total stockholders' equity......................................        169                 3,324

------------------------

(1) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Hilton and Park Place will no longer include in their financial statements the revenues, operating expenses and working capital of their managed properties. The revenues presented assume application of EITF 97-2 to Hilton's and Park Place's financial statements which have reduced historical revenues for the nine month periods ended September 30, 1998 and 1997 by $1,136 million and $1,295 million, respectively, for Hilton and by $290 million and $332 million, respectively, for Park Place. Application of the standard reduces historical cash, cash equivalents and temporary investments as of September 30, 1998 by $99 million for Hilton and by $11 million for Park Place and reduces historical total assets as of September 30, 1998 by $257 million for Hilton and by $31 million for Park Place.

(2) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items, which can be computed by adding depreciation, amortization and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses are excluded from EBITDA as these items do not impact operating results on a recurring basis. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Hilton. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation, amortization and non-cash items for the nine months ended September 30, 1998 and 1997 totaled $260 million and $227 million, respectively, for Hilton and $167 million and $154 million, respectively, for Park Place. Pro forma depreciation, amortization and non-cash items for the nine months ended September 30, 1998 and 1997 totaled $93 million and $73 million, respectively, for Hilton and $167 million and $154 million, respectively, for Park Place.

GRAND AND LAKES SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION

    We derived the following historical information under the heading "Historical" from the Grand and Lakes unaudited financial statements for the nine months ended September 28, 1997 and September 27, 1998. The information is only a summary and you should read it in conjunction with Grand's and Lake's historical financial statements (and related notes) contained in this Supplement and in the annual reports and other information Grand has filed with the SEC. See "Where You Can Find More Information" on page 251 of the Joint Proxy Statement/Prospectus.

    In the table below under the heading "Pro Forma", we also attempt to illustrate the financial results that might have occurred if the Grand distribution had been completed as of December 30, 1996 for purposes of the Results of Operations and Other Operating Data and at September 27, 1998 for the Balance Sheet. No pro forma Lakes financial statements have been prepared as there are no material differences between the Lakes historical financial results and the financial results that might have occurred if the Grand distribution had been completed as of the beginning of each period presented. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Grand distribution had been completed on such date. It is also important to remember that this information does not necessarily reflect future financial performance if the Grand distribution actually occurs. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 7 for a more detailed explanation of this analysis.

                                                              GRAND                             LAKES
                                                 --------------------------------  --------------------------------
                                                    NINE MONTHS ENDED OR AS OF        NINE MONTHS ENDED OR AS OF
                                                 --------------------------------  --------------------------------
                                                  SEPTEMBER 27,    SEPTEMBER 28,    SEPTEMBER 27,    SEPTEMBER 28,
                                                      1998             1997             1998             1997
                                                 ---------------  ---------------  ---------------  ---------------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue................................     $     511        $     460        $      64        $      62
  Total operating income(1)....................           117              116               56               58
  Income from continuing operations............            69               55               49               37
  Income from continuing operations per share--
    Basic......................................          1.64             1.31             4.68             3.51
  Income from continuing operations per share--
    Diluted....................................          1.60             1.28             4.58             3.43
OTHER OPERATING DATA:
  EBITDA(2)....................................     $     163        $     151        $      57        $      59
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments................................     $     112                         $      33
  Total assets.................................         1,341                               132
  Total debt...................................           567                                 1
  Total stockholders' equity...................           574                            --
  Division equity..............................        --                                   116
PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue................................     $     447        $     398
  Total operating income.......................            61               58
  Income from continuing operations............            20               18
  Income from continuing operations per share--
    Basic......................................           .47              .44
  Income from continuing operations per share--
    Diluted....................................           .46              .43
  Weighted average common and equivalent
    shares-- Basic.............................            42               42
  Weighted average common and equivalent
    shares-- Diluted...........................            43               43
OTHER OPERATING DATA:
  EBITDA(2)....................................     $     106        $      92
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments................................     $      79
  Total assets.................................         1,209
  Total debt...................................           566
  Total stockholders' equity...................           458

------------------------
(1) Total operating income of Grand for the nine months ended September 27, 1998 and September 28, 1997 exclude amortization of debt issuance costs of $3 million and $2 million, respectively, which has been reclassified to interest expense to conform to the financial presentation of Park Place.

(2) EBITDA is earnings before interest, taxes, depreciation and amortization, which can be computed by adding depreciation and amortization to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Grand. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation and amortization for Grand for the nine months ended September 27, 1998 and September 28, 1997 totaled $46 million and $35 million, respectively. Pro forma depreciation and amortization for Grand for the nine months ended September 27, 1998 and September 28, 1997 totaled $45 million and $34 million, respectively. Historical depreciation and amortization for Lakes for the nine months ended September 27, 1998 and September 28, 1997 totaled $1 million and $1 million, respectively.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                           HILTON HOTELS CORPORATION
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Hilton illustrate the estimated effects of the Hilton Distribution. The unaudited pro forma balance sheet of Hilton as of September 30, 1998 presents the financial position of Hilton as if the Hilton Distribution had been completed as of such date. The unaudited pro forma income statements of Hilton for the nine month periods ended September 30, 1998 and 1997 present the results of operations of Hilton as if the Hilton Distribution had been completed as of January 1, 1997.

    The unaudited pro forma financial statements of Hilton and Notes thereto should be read in conjunction with the Unaudited Pro Forma Condensed Financial Statements commencing on page 103 of the Joint Proxy Statement/Prospectus and with the Hilton consolidated financial statements contained in the Hilton Hotels Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Hilton Hotels Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, each of which are incorporated by reference in the Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" in the Joint Proxy Statement/Prospectus.

    The pro forma financial data of Hilton does not purport to represent what the financial position or results of operations would have been if the Hilton Distribution had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Hilton's management believes are reasonable in the circumstances.

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION    HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION    ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  ---------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $   1,458       $    (547)      $     911       $    (228)      $     683
  Food and beverage..................          769            (314)            455            (169)            286
  Casino.............................        1,468            (270)          1,198          (1,198)         --
  Other products and services........          447              (5)            442            (138)            304
                                            ------          ------          ------          ------          ------
                                             4,142          (1,136)          3,006          (1,733)          1,273
                                            ------          ------          ------          ------          ------
Expenses
  Rooms..............................          387            (136)            251             (82)            169
  Food and beverage..................          609            (233)            376            (155)            221
  Casino.............................          785            (152)            633            (633)         --
  Other expenses.....................        1,684            (615)          1,069            (578)            491
  Corporate expense..................           46          --                  46              (6)             40
                                            ------          ------          ------          ------          ------
                                             3,511          (1,136)          2,375          (1,454)            921
                                            ------          ------          ------          ------          ------
Operating income.....................          631          --                 631            (279)            352
  Interest and dividend income.......           27          --                  27             (17)             10
  Interest expense...................         (164)         --                (164)             66(3)          (98)
  Interest expense, net, from equity
    investments......................          (13)         --                 (13)              9              (4)
                                            ------          ------          ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          481          --                 481            (221)            260
  Provision for income taxes.........         (207)         --                (207)            101            (106)
  Minority interest, net.............          (12)         --                 (12)              2             (10)
                                            ------          ------          ------          ------          ------
Income from continuing operations....    $     262       $  --           $     262       $    (118)      $     144
                                            ------          ------          ------          ------          ------
                                            ------          ------          ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $    1.02                       $    1.02                       $     .55
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................    $     .98                       $     .98                       $     .53
                                            ------                          ------                          ------
                                            ------                          ------                          ------
Weighted average common and
  equivalent shares(4):
  Basic..............................          247                             247                             261
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................          278                             278                             291(5)
                                            ------                          ------                          ------
                                            ------                          ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION    HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION    ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  ---------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $   1,432       $    (622)      $     810       $    (235)      $     575
  Food and beverage..................          740            (347)            393            (157)            236
  Casino.............................        1,369            (299)          1,070          (1,070)         --
  Other products and services........          436             (27)            409            (131)            278
                                            ------          ------          ------          ------          ------
                                             3,977          (1,295)          2,682          (1,593)          1,089
                                            ------          ------          ------          ------          ------
Expenses
  Rooms..............................          393            (159)            234             (82)            152
  Food and beverage..................          583            (258)            325            (139)            186
  Casino.............................          743            (180)            563            (563)         --
  Other expenses.....................        1,651            (698)            953            (549)            404
  Corporate expense..................           49          --                  49             (14)             35
                                            ------          ------          ------          ------          ------
                                             3,419          (1,295)          2,124          (1,347)            777
                                            ------          ------          ------          ------          ------
Operating income.....................          558          --                 558            (246)            312
  Interest and dividend income.......           34          --                  34             (22)             12
  Interest expense...................         (131)         --                (131)             59(3)          (72)
  Interest expense, net, from equity
    investments......................          (13)         --                 (13)              6              (7)
                                            ------          ------          ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          448          --                 448            (203)            245
  Provision for income taxes.........         (184)         --                (184)             84            (100)
  Minority interest, net.............           (9)         --                  (9)              3              (6)
                                            ------          ------          ------          ------          ------
Income from continuing operations....    $     255       $  --           $     255       $    (116)      $     139
                                            ------          ------          ------          ------          ------
                                            ------          ------          ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $     .98                       $     .98                       $     .53
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................    $     .95                       $     .95                       $     .51
                                            ------                          ------                          ------
                                            ------                          ------                          ------
Weighted average common and
  equivalent shares(4):
  Basic..............................          250                             250                             263
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................          281                             281                             293(5)
                                            ------                          ------                          ------
                                            ------                          ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN MILLIONS)

                                                                        ADJUSTED                     PRO FORMA
                                                        PRO FORMA        HILTON       PRO FORMA        HILTON
                                       HILTON HOTELS   PRESENTATION      HOTELS        SPIN-OFF        HOTELS
                                        CORPORATION   ADJUSTMENT(1)   CORPORATION   ADJUSTMENTS(6)  CORPORATION
                                       -------------  --------------  ------------  --------------  ------------
ASSETS
Current assets
  Cash and equivalents...............    $     221      $      (69)    $      152     $     (110)    $       42
  Temporary investments..............           30             (30)        --             --             --
  Accounts receivable, net...........          420            (105)           315           (113)           202
  Other current assets...............          220             (53)           167           (101)            66
                                            ------         -------    ------------       -------    ------------
  Total current assets...............          891            (257)           634           (324)           310
Investments..........................          434          --                434            436(3)         870
Property and equipment, net..........        6,420          --              6,420         (3,990)         2,430
Goodwill.............................        1,329          --              1,329         (1,309)            20
Other assets.........................          121          --                121            (60)            61
                                            ------         -------    ------------       -------    ------------
  Total investments, property and
    other assets.....................        8,304          --              8,304         (4,923)         3,381
                                            ------         -------    ------------       -------    ------------
Total assets.........................    $   9,195      $     (257)    $    8,938     $   (5,247)    $    3,691
                                            ------         -------    ------------       -------    ------------
                                            ------         -------    ------------       -------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued
  expenses...........................    $     888      $     (257)    $      631     $     (278)(7)  $      353
Current maturities of long-term
  debt...............................          104          --                104            (46)            58
Income taxes payable.................           53          --                 53             (7)(7)          46
                                            ------         -------    ------------       -------    ------------
  Total current liabilities..........        1,045            (257)           788           (331)           457
Long-term debt.......................        3,812          --              3,812           (941)(3)       2,871
Deferred income taxes................          627          --                627           (587)            40
Insurance reserves and other.........          204          --                204            (50)           154
                                            ------         -------    ------------       -------    ------------
  Total liabilities..................        5,688            (257)         5,431         (1,909)         3,522
Stockholders' equity.................        3,507          --              3,507         (3,338)(7)         169
                                            ------         -------    ------------       -------    ------------
Total liabilities and stockholders'
  equity.............................    $   9,195      $     (257)    $    8,938     $   (5,247)    $    3,691
                                            ------         -------    ------------       -------    ------------
                                            ------         -------    ------------       -------    ------------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

(1) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Hilton will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. This pro forma adjustment reflects the application of EITF 97-2 to Hilton's historical financial statements. Application of EITF 97-2 has no impact on pro forma operating income, net income, earnings per share or stockholders' equity.

(2) Represents the results of Park Place which will be reflected as discontinued operations after the Hilton Distribution.

(3) A pro-rata portion of Hilton's public and corporate bank debt balance and related interest expense has been allocated to Park Place. The amounts allocated to Park Place are based on the estimate that approximately 50% of Hilton's public and corporate bank debt balance will be allocated to Park Place at the time of the Hilton Distribution. Hilton will be obligated to make any payment Park Place fails to make with respect to $623 million, net of discount, of senior notes which Park Place will assume pursuant to a debt assumption agreement. Park Place will be obligated to reimburse Hilton for any payments made on its behalf. As a result, these notes have been included in the pro forma Hilton long-term debt balance and a related receivable from Park Place has been included in Hilton's pro forma investments balance.

(4) Pro forma weighted average common and equivalent shares assume the conversion of Hilton's Preferred Redeemable Increased Dividend Equity Securities-SM- , 8% PRIDES-SM- , Convertible Preferred Stock ("PRIDES") as of the date of original issuance in December 1996.

(5) The Hilton Distribution will result in an adjustment to the conversion price of Hilton's 5% Convertible Subordinated Notes due 2006, which will effectively increase the number of shares of Hilton Common Stock issuable upon conversion. This increase has been reflected in the pro forma diluted common and equivalent shares.

(6) Represents the removal of the assets and liabilities of Park Place as a result of the Hilton Distribution.

(7) Includes the portion of the estimated costs of the Hilton Distribution to be paid by Hilton totaling $12 million (before tax benefit of $5 million).

                                 NEW PARK PLACE
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Park Place illustrate the estimated effects of the Hilton Distribution. The unaudited pro forma balance sheet of Park Place as of September 30, 1998 presents the financial position of Park Place as if the Hilton Distribution had been completed as of such date. The unaudited pro forma income statements of Park Place for the nine month periods ended September 30, 1998 and 1997 present the results of operations of Park Place as if the Hilton Distribution had been completed as of January 1, 1997. The unaudited pro forma financial data of Park Place and notes thereto should be read in conjunction with the Park Place consolidated financial statements and notes thereto which are included in this Supplement and in the Joint Proxy Statement/ Prospectus.

    The unaudited pro forma statements of income and balance sheet of New Park Place are based upon the pro forma financial statements of Park Place and the pro forma financial statements of Grand, which are included herein and in the Joint Proxy Statement/Prospectus, and should be read in conjunction with those pro forma financial statements and related notes.

    The unaudited pro forma statements of income of New Park Place for the nine month periods ended September 30, 1998 and 1997 give effect to (i) the acquisition of Grand applying the purchase method of accounting; and (ii) certain adjustments that are directly attributable to the Merger as if such transactions were consummated as of January 1, 1997.

    The unaudited pro forma balance sheet of New Park Place presents the combined financial position of Park Place and Grand as of September 30, 1998. The unaudited pro forma balance sheet reflects (i) the acquisition of Grand applying the purchase method of accounting; and (ii) certain adjustments that are directly attributable to the Merger. Such data further assume that the transactions described above were consummated as of September 30, 1998.

    The pro forma financial data of Park Place and New Park Place do not purport to represent what the financial position or results of operations of Park Place and New Park Place would have been if the Hilton Distribution, Grand Distribution and Merger had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Park Place and Grand management believe are reasonable in the circumstances. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

    For the purposes of preparing the financial statements of New Park Place, management of Park Place will undertake a study to establish the fair value of the acquired assets and liabilities of Grand. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

                                 NEW PARK PLACE

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA                    PRO FORMA
                                          HISTORICAL    PRO FORMA      PARK      PRO FORMA         NEW PARK
                                          PARK PLACE   ADJUSTMENTS     PLACE     GRAND(2)          PLACE(1)
                                          ----------   -----------   ---------   ---------      --------------
Revenue
  Casino................................    $1,468     $  (270)(3)    $1,198       $385             $1,583
  Rooms.................................       239         (11)(3)       228         27                255
  Food and beverage.....................       203         (34)(3)       169         25                194
  Other products and services...........       113          25(3)        138         10                148
                                          ----------   -----------   ---------   ---------          ------
                                             2,023        (290)        1,733        447              2,180
                                          ----------   -----------   ---------   ---------          ------
Expenses
  Casino................................       785        (152)(3)       633        127                760
  Rooms.................................        86          (4)(3)        82         12                 94
  Food and beverage.....................       182         (27)(3)       155         28                183
  Other expenses........................       685        (107)(3)       578        199                777
  Corporate expense.....................         6           8(4)         14         20                 34
                                          ----------   -----------   ---------   ---------          ------
                                             1,744        (282)        1,462        386              1,848
                                          ----------   -----------   ---------   ---------          ------
Operating income........................       279          (8)          271         61                332
  Interest and dividend income..........        17       --               17          2                 19
  Interest expense......................       (66)      --              (66)       (33)               (99)
  Interest expense, net, from equity
    investments.........................        (9)      --               (9)      --                   (9)
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations before
  income tax and minority interest......       221          (8)          213         30                243
  Provision for income taxes............      (101)          3(5)        (98)       (10)              (108)
  Minority interest, net................        (2)      --               (2)      --                   (2)
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations.......    $  118     $    (5)       $  113       $ 20             $  133
                                          ----------   -----------   ---------   ---------          ------
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations per
  share:
  Basic.................................                              $  .43                        $  .44
                                                                     ---------                      ------
                                                                     ---------                      ------
  Diluted...............................                              $  .43                        $  .43
                                                                     ---------                      ------
                                                                     ---------                      ------
Weighted average common and equivalent
  shares(6):
  Basic.................................                                 261                           304
                                                                     ---------                      ------
                                                                     ---------                      ------
  Diluted...............................                                 263                           308
                                                                     ---------                      ------
                                                                     ---------                      ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA                    PRO FORMA
                                     HISTORICAL    PRO FORMA      PARK      PRO FORMA         NEW PARK
                                     PARK PLACE   ADJUSTMENTS     PLACE     GRAND(2)          PLACE(1)
                                     ----------   -----------   ---------   ---------      --------------
Revenue
  Casino...........................    $1,369     $  (299)(3)    $1,070       $348             $1,418
  Rooms............................       243          (8)(3)       235         20                255
  Food and beverage................       195         (38)(3)       157         22                179
  Other products and services......       118          13(3)        131          8                139
                                     ----------   -----------   ---------   ---------          ------
                                        1,925        (332)        1,593        398              1,991
                                     ----------   -----------   ---------   ---------          ------
Expenses
  Casino...........................       743        (180)(3)       563        121                684
  Rooms............................        86          (4)(3)        82          7                 89
  Food and beverage................       168         (29)(3)       139         25                164
  Other expenses...................       668        (119)(3)       549        175                724
  Corporate expense................        14           8(4)         22         12                 34
                                     ----------   -----------   ---------   ---------          ------
                                        1,679        (324)        1,355        340              1,695
                                     ----------   -----------   ---------   ---------          ------
Operating income...................       246          (8)          238         58                296
  Interest and dividend income.....        22       --               22          6                 28
  Interest expense.................       (59)      --              (59)       (36)               (95)
  Interest expense, net, from
    equity investments.............        (6)      --               (6)      --                   (6)
                                     ----------   -----------   ---------   ---------          ------
Income from continuing operations
  before income tax and minority
  interest.........................       203          (8)          195         28                223
  Provision for income taxes.......       (84)          3(5)        (81)       (10)               (91)
  Minority interest, net...........        (3)      --               (3)      --                   (3)
                                     ----------   -----------   ---------   ---------          ------
Income from continuing
  operations.......................    $  116     $    (5)       $  111       $ 18             $  129
                                     ----------   -----------   ---------   ---------          ------
                                     ----------   -----------   ---------   ---------          ------
Income from continuing operations
  per share:
  Basic............................                              $  .42                        $  .42
                                                                ---------                      ------
                                                                ---------                      ------
  Diluted..........................                              $  .42                        $  .42
                                                                ---------                      ------
                                                                ---------                      ------
Weighted average common and
  equivalent shares(6):
  Basic............................                                 263                           307
                                                                ---------                      ------
                                                                ---------                      ------
  Diluted..........................                                 265                           310
                                                                ---------                      ------
                                                                ---------                      ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN MILLIONS)

                                                                           PRO FORMA                PRO FORMA
                                              HISTORICAL     PRO FORMA       PARK      PRO FORMA     MERGER          PRO FORMA
                                              PARK PLACE    ADJUSTMENTS      PLACE     GRAND(2)    ADJUSTMENTS     NEW PARK PLACE
                                              ----------   -------------   ---------   ---------   -----------   ------------------
ASSETS
Current assets
  Cash and equivalents......................    $  119      $    (9)(3)     $  110      $   79       -$-               $  189
  Temporary investments.....................         2           (2)(3)      --          --          --               --
  Accounts receivable, net..................       130          (17)(3)        113          12       --                   125
  Other current assets......................       104           (3)(3)        101          23          35(9)             159
                                              ----------   -------------   ---------   ---------     -----             ------
  Total current assets......................       355          (31)           324         114          35                473
Investments.................................       187        --               187       --          --                   187
Property and equipment, net.................     3,990        --             3,990       1,063       --                 5,053
Goodwill....................................     1,309        --             1,309       --          --                 1,309
Other assets................................        60        --                60          32         (21)(10)            71
                                              ----------   -------------   ---------   ---------     -----             ------
  Total investments, property and other
    assets..................................     5,546        --             5,546       1,095         (21)             6,620
                                              ----------   -------------   ---------   ---------     -----             ------
Total assets................................    $5,901      $   (31)        $5,870      $1,209        $ 14             $7,093
                                              ----------   -------------   ---------   ---------     -----             ------
                                              ----------   -------------   ---------   ---------     -----             ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......    $  321      $   (19)(3)(7)  $  302      $   89        $ 26(11)         $  417
Current maturities of long-term debt........        46        --                46       --          --                    46
Income taxes payable........................         2           (5)(7)         (3)      --          --                    (3)
                                              ----------   -------------   ---------   ---------     -----             ------
  Total current liabilities.................       369          (24)           345          89          26                460
Long-term debt..............................     1,564        --             1,564         566          52(12)          2,182
Deferred income taxes.......................       587        --               587          96       --                   683
Insurance reserves and other................        50        --                50       --          --                    50
                                              ----------   -------------   ---------   ---------     -----             ------
  Total liabilities.........................     2,570          (24)         2,546         751          78              3,375
Division equity.............................     3,331       (3,331)(8)      --          --          --               --
Stockholders' equity........................     --        3,324 (8)         3,324         458         (64)(13)         3,718
                                              ----------   -------------   ---------   ---------     -----             ------
Total liabilities and stockholders'
  equity....................................    $5,901      $   (31)        $5,870      $1,209        $ 14             $7,093
                                              ----------   -------------   ---------   ---------     -----             ------
                                              ----------   -------------   ---------   ---------     -----             ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                          NOTES TO UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

    The following table sets forth the determination and allocation of the purchase price of Grand's Mississippi Business. The number of shares of Park Place to be issued to Grand shareholders will be determined by an exchange ratio based upon a valuation factor for Grand's Mississippi Business and Park Place. For purposes of the pro forma financial statements, the exchange ratio is .9699. The value of the Park Place shares to be issued to Grand shareholders will be based on the trading value of those shares immediately prior to the merger. For purposes of the pro forma financial statements, the value of Park Place shares to be issued to Grand shareholders is based on an estimated allocation percentage of the trading value of Hilton's common stock as of October 31, 1998.

                                          (IN MILLIONS)
                                          -------------
Net equity purchase price...............     $  394
Assumption of Mississippi Business
  debt..................................        566
Transaction costs and expenses..........         11
                                             ------
Pro forma purchase price................     $  971
                                             ------
                                             ------

    The preliminary allocation of the pro forma purchase price is as follows:

Property and equipment..................     $1,063
Other, net..............................        (92)
                                             ------
                                             $  971
                                             ------
                                             ------

(1) Pro forma results of New Park Place do not reflect any cost savings or operating efficiencies which may be achievable to the combined company. Park Place expects to realize annual pretax cost savings of approximately $8 million, primarily due to the elimination of duplicative corporate office and operational support functions and greater purchasing economies of scale. However, there can be no assurance as to the amount and timing of these savings, which could be adversely impacted by difficulties in integrating the two companies or the inability to realize anticipated purchasing economies.

   In addition, pro forma results do not reflect the anticipated refinancing of the Grand debt. Park Place expects to achieve annual pretax interest expense savings of approximately $14 million by refinancing the Grand debt with a combination of fixed and floating rate debt at an average rate of approximately 6.7%. There can be no assurance, however, that Park Place will be able to obtain such financing.

(2) There are no significant adjustments required to the historical financial data of Pro Forma Grand to conform to the accounting policies of Park Place. Certain reclassifications have been made to the historical balances of Grand to conform the financial presentation of the two entities. Specifically, casino allowances have been reclassified as reductions of the appropriate revenue categories, selling, general and administrative expenses have been reclassified to other expenses and corporate expense, and amortization of debt issuance costs has been reclassified to interest expense.

(3) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. This pro forma adjustment reflects the application of EITF 97-2 to Park

                                 NEW PARK PLACE

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED FINANCIAL STATEMENTS (CONTINUED)

    Place's historical financial statements. Application of EITF 97-2 has no impact on pro forma operating income, net income, earnings per share or stockholders' equity.

(4) Represents additional corporate expense expected to be incurred by Park Place to operate as a separate public company. These costs include, among other things, an accounting, tax and financial reporting group, a treasury and investor relations department, a general counsel, an expanded human resources group and a separate Board of Directors.

(5) To record the tax effect of the pro forma adjustment for additional corporate expenses.

(6) Weighted average common and equivalent shares assume the conversion of the PRIDES as of the date of original issuance.

(7) Includes the portion of the estimated costs of the Hilton Distribution to be paid by Park Place totaling $12 million (before tax benefit of $5 million).

(8) Reflects the issuance of approximately 260 million shares of Park Place Common Stock at the time of the Hilton Distribution and the after tax impact of the estimated costs of the Hilton Distribution to be paid by Park Place.

(9) To record the deferred tax effect of the pro forma balance sheet adjustments, primarily related to property and equipment, debt and estimated severance costs.

(10) Reflects deferred financing costs and other deferred costs of Grand not valued in purchase accounting.

(11) Reflects the accrual of severance costs relating to certain Grand employees and direct merger costs of Park Place and Grand. Severance costs include change of control benefits for certain Grand executives and termination benefits related to the elimination of duplicative corporate office and operational support functions.

(12) To adjust the Grand debt to estimated fair market value.

(13) The net increase in stockholders' equity results from (i) the issuance of an estimated $358 million in Park Place equity consideration in connection with the Merger and (ii) the elimination of Grand's historical net assets.

                              GRAND CASINOS, INC.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Grand illustrate the estimated effects of the Grand Distribution. The unaudited pro forma balance sheet of Grand as of September 27, 1998 presents the financial position of Grand as if the Grand Distribution had been completed as of such date. The unaudited pro forma income statements of Grand for the nine month periods ended September 27, 1998 and September 28, 1997 present the results of operations of Grand as if the Grand Distribution had been completed as of December 30, 1996.

    The unaudited pro forma financial data of Grand and notes thereto should be read in conjunction with the Grand consolidated financial statements contained in the Grand Casinos, Inc. Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and the Grand Casinos, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1998, each of which are incorporated in the Joint Proxy Statement/Prospectus by reference.

    The pro forma financial data of Grand does not purport to represent what the financial position or results of operations of Grand would have been if the Grand Distribution had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Grand's management believes are reasonable in the circumstances.

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................        $385         $  --                $385
  Rooms.................................          27            --                  27
  Food and beverage.....................          25            --                  25
  Other products and services...........          74              (64)              10
                                              ------            -----            -----
                                                 511              (64)             447
                                              ------            -----            -----
Expenses
  Casino................................         127            --                 127
  Rooms.................................          12            --                  12
  Food and beverage.....................          28            --                  28
  Other expenses........................         199            --                 199
  Corporate expense.....................          28               (8)              20
                                              ------            -----            -----
                                                 394               (8)             386
                                              ------            -----            -----
Operating income........................         117              (56)              61
  Interest and dividend income..........           6               (4)               2
  Interest expense......................         (33)           --                 (33)
                                              ------            -----            -----
Income from continuing operations before
  income tax............................          90              (60)              30
  Provision for income taxes............         (21)              11              (10)
                                              ------            -----            -----
Income from continuing operations.......        $ 69         $    (49)            $ 20
                                              ------            -----            -----
                                              ------            -----            -----
Income from continuing operations per
  share:
  Basic.................................        $1.64                             $.47
                                              ------                             -----
                                              ------                             -----
  Diluted...............................        $1.60                             $.46
                                              ------                             -----
                                              ------                             -----
Weighted average common and equivalent
  shares:
  Basic.................................          42                                42
                                              ------                             -----
                                              ------                             -----
  Diluted...............................          43                                43
                                              ------                             -----
                                              ------                             -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................        $348         $  --                $348
  Rooms.................................          20            --                  20
  Food and beverage.....................          22            --                  22
  Other products and services...........          70              (62)               8
                                              ------            -----            -----
                                                 460              (62)             398
                                              ------            -----            -----
Expenses
  Casino................................         121            --                 121
  Rooms.................................           7            --                   7
  Food and beverage.....................          25            --                  25
  Other expenses........................         175            --                 175
  Corporate expense.....................          16               (4)              12
                                              ------            -----            -----
                                                 344               (4)             340
                                              ------            -----            -----
Operating income........................         116              (58)              58
  Interest and dividend income..........           9               (3)               6
  Interest expense......................         (36)           --                 (36)
                                              ------            -----            -----
Income from continuing operations before
  income tax............................          89              (61)              28
  Provision for income taxes............         (34)              24              (10)
                                              ------            -----            -----
Income from continuing operations.......        $ 55         $    (37)            $ 18
                                              ------            -----            -----
                                              ------            -----            -----
Income from continuing operations per
  share:
  Basic.................................        $1.31                             $.44
                                              ------                             -----
                                              ------                             -----
  Diluted...............................        $1.28                             $.43
                                              ------                             -----
                                              ------                             -----
Weighted average common and equivalent
  shares:
  Basic.................................          42                                42
                                              ------                             -----
                                              ------                             -----
  Diluted...............................          43                                43
                                              ------                             -----
                                              ------                             -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 27, 1998
                                 (IN MILLIONS)

                                                            PRO FORMA        PRO FORMA
                                              GRAND          SPIN-OFF          GRAND
                                          CASINOS, INC.   ADJUSTMENTS(3)   CASINOS, INC.
                                          -------------   --------------   -------------
ASSETS
Current assets
  Cash and equivalents..................     $  112       $    (33)           $   79
  Accounts receivable, net..............         21             (9)               12
  Other current assets..................         36            (13)               23
                                             ------       --------------      ------
Total current assets....................        169            (55)              114
Property and equipment, net.............      1,065             (2)            1,063
Other assets............................        107            (75)               32
                                             ------       --------------      ------
  Total property and other assets.......      1,172            (77)            1,095
                                             ------       --------------      ------
Total assets............................     $1,341       $   (132)           $1,209
                                             ------       --------------      ------
                                             ------       --------------      ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses...     $  103       $    (14)           $   89
Long-term debt..........................        567             (1)              566
Deferred income taxes...................         97             (1)               96
                                             ------       --------------      ------
  Total liabilities.....................        767            (16)              751
Stockholders' equity....................        574           (116)              458
                                             ------       --------------      ------
Total liabilities and stockholders'
  equity................................     $1,341       $   (132)           $1,209
                                             ------       --------------      ------
                                             ------       --------------      ------

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

(1) There are no significant adjustments required to the historical financial data of Grand to conform to the accounting policies of Park Place. Certain reclassifications have been made to the historical balances of Grand to conform the financial presentation of the two entities. Specifically, casino allowances have been reclassified as reductions of the appropriate revenue categories, selling, general and administrative expenses have been reclassified to other costs and expenses and corporate expense, and amortization of debt issuance costs has been reclassified to interest expense.

(2) Represents the results of Lakes, which will be distributed to Grand shareholders upon consummation of the Transactions.

(3) Represents the removal of the assets and liabilities of Lakes as a result of the Grand Distribution.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS--PARK PLACE--SEPTEMBER 30, 1998

STRATEGY

    Park Place expects to expand its gaming business through acquisitions of quality assets in established markets and selective new development. The pending merger with Grand's Mississippi Business exemplifies Park Place's continued execution of this strategy which began with the December 1996 merger with Bally Entertainment Corporation. Park Place's new development efforts are currently concentrated on the construction of the 2,900-room Paris Casino-Resort on the Las Vegas Strip which is expected to open in the fall of 1999. Park Place intends to seek additional expansion and new development opportunities, both domestically and internationally, where superior returns can be demonstrated. Park Place believes that in addition to its cash flow from operations, it will have access to financial resources sufficient to finance its future growth. The following discussion should be read in conjunction with the unaudited financial statements of Park Place for the nine months ended September 30, 1998 and 1997 included in this Supplement and incorporated by reference in the Joint Proxy Statement/Prospectus.

FINANCIAL CONDITION

    LIQUIDITY

    Net cash provided by operating activities for the nine months ended September 30, 1998 increased $56 million to $257 million from the prior year due primarily to significantly improved results at the Las Vegas Hilton, the addition of 300 hotel rooms at the Conrad International Punta del Este Resort and Casino in late 1997 and the opening of "The Wild Wild West" Casino in Atlantic City.

    ACQUISITIONS AND CAPITAL SPENDING

    Cash used in investing activities was $524 million and $401 million for the nine months ended September 30, 1998 and 1997, respectively. Investing activities cash flows include expenditures for normal capital replacements, new construction, and improvement projects at existing facilities that are evaluated on an ROI basis. Investing activities also include acquisitions and investments in and loans to affiliates.

    Capital expenditures for the nine month period ended September 30, 1998 include costs relating to the construction (which began in April 1997) of the $760 million, 2,900-room Paris Casino-Resort. This property, which is located adjacent to the Bally's Las Vegas on the Strip, will feature an 85,000 square foot casino, a 50-story replica of the Eiffel Tower, thirteen restaurants, 130,000 square feet of convention space and a retail shopping complex with a French influence. This project is expected to be completed in the fall of 1999 with the majority of expenditures occurring in the 1998 and 1999 periods.

    In June 1997, Bally's Grand, Inc., a majority owned subsidiary which owns Bally's Las Vegas, agreed to settle pending shareholder litigation and pursuant thereto repurchased certain outstanding shares of common stock and warrants. As a result, the indirect ownership of Bally's Grand, Inc. increased from 84% to 95% at a cost of $55 million. Under the terms of the settlement, Park Place acquired the remaining interest in March 1998. Acquisitions in the 1998 period include the acquisition of the remaining 5% interest in Bally's Grand, Inc. for $44 million and the $15 million acquisition of the Atlantic City Country Club.

    In addition to an estimated $550 million in 1998 expenditures related to acquisitions and new construction, Park Place anticipates spending approximately $170 million in 1998 on normal capital replacements, ADA/safety compliance projects, structural and technology upgrades and $50 million on improvement projects that are evaluated on a ROI basis.

    FINANCING

    Concurrently with the Hilton Distribution, Park Place will assume primary liability for $625 million of Hilton's fixed rate debt. The payment terms of this debt assumption will mirror the terms of Hilton's existing $300 million
7 3/8% Notes due 2002 and its $325 million 7% Notes due 2004. Hilton and Park Place will enter into supplemental indentures with the Trustee providing for the assumption by Park Place of the payment obligations under the existing indentures. See "The Transactions--Arrangements Between Hilton and Park Place--Assumption Agreement Relating to Certain Indebtedness" in the Joint Proxy Statement/ Prospectus. In addition, Park Place will be allocated a majority of Hilton's outstanding obligations under its $1.75 billion bank revolving credit facility at the time of the Hilton Distribution. Park Place expects to enter into a new bank credit facility on commercially competitive terms. The new bank facility will, among other things, facilitate the refinancing of the Hilton allocated bank debt and allow Park Place to pursue its acquisition and development strategy.

    Park Place's expected pro rata portion of Hilton's public and corporate bank debt balances at the time of the Hilton Distribution is estimated to be 50%. As such, the pro rata portion of Hilton's historical outstanding public debt and corporate bank debt balances and related interest expense has been allocated to Park Place for all periods presented.

RESULTS OF OPERATIONS

    The following discussion presents an analysis of results of operations of Park Place for the nine months ended September 30, 1998 and 1997. EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash items) is presented supplementary in the tables below and in the discussion of operating results because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations), nor should it be considered as an indicator of the overall financial performance of Park Place. Park Place's calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

    A summary of Park Place's consolidated revenue and earnings for the nine months ended September 30, 1998 and 1997 is as follows:

                                                    1998   1997   % CHANGE
                                                    -----  -----  ---------
                                                        (IN
                                                     MILLIONS)
Revenue...........................................  $2,023 $1,925        5%
Operating income..................................    279    246        13%
Income from continuing operations.................    118    116         2%

Other Operating Data
EBITDA............................................  $ 446  $ 400        12%

    Total revenue increased five percent in the nine month period to $2.0 billion. Casino revenue, a component of gaming revenue, increased seven percent to $1.5 billion in 1998 compared to $1.4 billion in the prior year. Total EBITDA was $446 million, a 12 percent increase from $400 million in the 1997 period, and operating income increased 13 percent to $279 million from $246 million in 1997. Park Place's 1998 nine month results benefited from significantly improved operations at the Las Vegas Hilton, the addition of 300 hotel rooms at the Conrad International Punta del Este in late 1997 and the opening of The Wild Wild West casino in Atlantic City.

    EBITDA at the Las Vegas Hilton increased $15 million over the prior year to $50 million. Park Place's efforts to broaden the property's domestic customer base have resulted in significant increases in non-baccarat table game and slot volume and a decrease in baccarat play. Non-baccarat table game win increased 50 percent and slot revenue increased 22 percent on higher volume and comparable win percentages. Baccarat volume decreased 18 percent from the prior year, however baccarat win increased 20 percent on a significantly increased win percentage.

    EBITDA from the Flamingo Hilton - Las Vegas declined $4 million from the prior year to $77 million due to lower table game volume and win and a decline in non-casino revenues. Occupancy declined one point to 90.3 percent, and the average rate fell five percent to $76.31. Bally's Las Vegas generated EBITDA of $67 million for the nine month period, a decrease of $2 million from the prior year. The decline was due to a one point decrease in table game win percentage combined with lower drop and lower rooms revenue resulting from a one point decline in occupancy and a two percent decrease in the average rate to $89.76. Combined EBITDA from the Reno Hilton and the Flamingo Hilton - Reno decreased $1 million from 1997.

    Occupancy for the Nevada hotel-casinos was 88.1 percent in the 1998 period compared to 87.8 percent last year. The average room rate for the Nevada properties was $74.28 compared to $75.68 in the prior year period.

    In Atlantic City, Bally's Park Place generated EBITDA of $130 million, an increase of five percent from last year's $124 million, due primarily to the opening of "The Wild Wild West" casino in July 1997. The Atlantic City Hilton reported EBITDA of $31 million, $7 million above last year. The improvement was due to higher table game drop and win as well as increased non-casino revenues from the property's new 300-room tower.

    Occupancy for the Atlantic City hotel-casinos was 94.7 percent in the 1998 period compared to 93.1 percent last year. The average room rate for the Atlantic City properties was $83.93, down nine percent from $92.34 last year.

    Combined EBITDA from Park Place's riverboat properties in Mississippi, Louisiana, and Missouri increased $7 million over last year, while EBITDA contribution from Park Place's two hotel-casinos in Australia was flat at $19 million.

    The opening of 300 hotel rooms in the latter half of 1997 resulted in significant growth in casino volume at the 43% owned Conrad International Punta del Este Resort and Casino in Uruguay. EBITDA totaled $18 million in the nine month period, a $13 million increase over the prior year. Results from this property are highly seasonal, with the peak season falling in the first quarter.

    Depreciation and amortization, including Park Place's proportionate share of equity investments, increased $13 million to $166 million in the 1998 period due primarily to the Las Vegas and Atlantic City expansion projects completed in 1997.

    CORPORATE ACTIVITY. Corporate expense decreased $8 million to $6 million due primarily to a non-recurring accrual for litigation costs in the 1997 period. Interest income decreased $5 million to $17 million. Interest expense, net of amounts capitalized, was $66 million and $59 million in the 1998 and 1997 nine month periods, respectively. Interest expense, net, from equity investments increased $3 million to $9 million. The effective tax rate was 45.7% in 1998 versus 41.4% in the 1997 period. Minority interest decreased due to the purchase of the remaining interest in Bally Grand, Inc.

YEAR 2000

    Park Place is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of

Park Place's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

    Park Place has a Year 2000 program, the objective of which is to determine and assess the risks of the Year 2000 issue, and plan and institute mitigating actions to minimize those risks. Park Place's standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in dates and date-related data prior to, on and after January 1, 2000. Park Place expects to be fully Year 2000 compliant with respect to all significant business systems prior to December 31, 1999.

    Park Place's various project teams are focusing their attention in the following major areas:

    INFORMATION TECHNOLOGY (IT)

    Information Technology systems account for much of the Year 2000 work and include all computer systems and technology managed by Park Place. These core systems have been assessed, plans are in place, and work is being undertaken to test and implement changes where required. No significant remediation has been identified. The appropriate vendors and suppliers have been contacted as to their Year 2000 compliance and their deliverables have been factored into Park Place's plans.

    NON-IT SYSTEMS

    An inventory of all property level non-IT systems (including elevators, electronic door locks, gaming devices, etc.) is near completion. The majority of these non-IT systems have been assessed, plans are in place, and work is being undertaken to test and implement changes where required. The appropriate vendors and suppliers have been contacted as to their Year 2000 compliance and their deliverables have been factored into Park Place's plans.

    SUPPLIERS

    Park Place is communicating with its significant suppliers to understand their Year 2000 issues and how they might prepare themselves to manage those issues as they relate to Park Place. To date, no significant supplier has informed Park Place that a material Year 2000 issue exists which will have a material effect on Park Place.

    During the remainder of 1998 and in 1999, Park Place will continually review its progress against its Year 2000 plans and determine what contingency plans are appropriate to reduce its exposure to Year 2000 related issues.

    Based on Park Place's current assessment, the costs of addressing potential problems are expected to be less than $2 million. However, if Park Place is unable to resolve its Year 2000 issues, contingency plans to update existing systems (i.e., reservation, payroll, etc.) are in place for which Park Place expects the cost to be an additional $2 million. If Park Place's customers or vendors identify significant Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Accordingly, Park Place plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.

RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that all nongovernmental entities expense costs of start-up activities (pre-opening, pre-operating and organizational costs) as those costs are incurred and requires the write-off of any unamortized balances upon implementation. SOP 98-5 is effective for financial statements issued for periods beginning after December 15, 1998. Park Place expects to adopt SOP 98-5 in the first quarter of 1999. Adoption of the SOP is not expected to have a material impact on 1999 results of operations.

    On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

    Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. Application of EITF 97-2 to Park Place's financial statements would have reduced each of revenues and operating expenses by $290 million and $332 million for the nine month periods ended September 30, 1998 and 1997, respectively. Application of the standard would have reduced each of current assets and current liabilities by $59 million at December 31, 1997 and $31 million at September 30, 1998. Application of EITF 97-2 would have no impact on reported operating income, net income, earnings per share or stockholders' equity.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS--LAKES--SEPTEMBER 27, 1998

OVERVIEW

    Lakes develops, constructs and manages casinos and related hotel and entertainment facilities in emerging and established gaming jurisdictions. Lakes' revenues are currently derived from management fee income from Grand Casino Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley. Lakes commenced operations in September 1990, and opened its first casino, Grand Casino Mille Lacs, in April 1991. Grand Casino Hinckley commenced operations in May 1992, Grand Casino Avoyelles commenced operations in June 1994 and Grand Casino Coushatta commenced operations in January 1995.

    Pursuant to the Avoyelles, Coushatta and Hinckley management contracts, Lakes receives a fee based on the net distributable profits (as defined in the contracts) generated by Grand Casino Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley. The management agreement for Grand Casino Mille Lacs expired on April 2, 1998. Lakes believes that the management agreement for Grand Casino Hinckley, which expires in May 1999, will not be renewed.

    Lakes' limited operating history may not be indicative of Lakes' future performance. In addition, a comparison of results from year to year may not be meaningful due to the opening of new facilities during each year. Lakes' growth strategy contemplates the expansion of existing operations and the pursuit of opportunities to develop and manage additional gaming facilities. The successful implementation of this growth strategy is contingent upon the satisfaction of various conditions, including obtaining governmental approvals, the impact of increased competition, and the occurrence of certain events, many of which are beyond the control of Lakes.

    The following discussion and analysis should be read in conjunction with the unaudited financial statements and notes thereto of Lakes for the nine months ended September 27, 1998 and September 28, 1997 included in this Supplement and the Lakes financial statements in the Joint Proxy Statement/ Prospectus.

RESULTS OF OPERATIONS

    MANAGEMENT CONTRACTS

    Lakes is prohibited by the IGRA from having an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that the Company manages for Indian tribes generally have terms of seven years. As noted above, the management contract for Grand Casino Hinckley expires May 15, 1999 and the management contracts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. There can be no assurance that any of these management contracts will be renewed upon expiration or approved by NIGC upon any such renewal. The failure to renew the Lakes management contracts would result in the loss of revenues to Lakes derived from such contracts, which could have an adverse effect on Lakes' results of operations. The Coushatta Tribe and the Tunica-Biloxi Tribe each entered into tribal-state compacts with the State of Louisiana on September 29, 1992. These compacts were approved in November 1992 by the Secretary of the Interior. Each compact expires in November 1999, but will automatically renew for an additional seven-year term unless either the tribe or the State of Louisiana delivers to the other written notice of non-renewal at least 180 days prior to the applicable expiration date. Lakes' management agreements with the Tunica-Biloxi Tribe and the Coushatta Tribe expire after November 1999. In the event the compacts are not renewed, gaming will not be permitted at Grand Casino Avoyelles or Grand Casino Coushatta. There can be no assurance that these compacts will be renewed on terms and conditions acceptable to either of the tribes.

    Revenues are calculated in accordance with generally accepted accounting principles and are presented in a manner consistent with industry practice. Net distributable profits from Grand Casino

Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley, are computed using a modified cash basis of accounting in accordance with the management contracts. The effect of the use of the modified cash basis of accounting is to accelerate the write-off of capital equipment and leased assets, which thereby impacts the timing of net distributable profits.

    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 27, 1998 TO THE NINE MONTHS ENDED SEPTEMBER 28, 1997

    EARNINGS PER COMMON SHARE AND NET EARNINGS. Basic and diluted earnings per common share were $4.68 and $4.58, respectively, for the nine months ended September 27, 1998. This compares to basic and diluted earnings of $3.51 and $3.43 per share for the prior year's comparable period. Earnings increased $12.5 million to $49.3 million for the nine months ended September 27, 1998 compared to the same period in the prior year, primarily due to a decrease in the provision for income taxes.

    REVENUES. Grand Casino Mille Lacs, Grand Casino Hinckley, Grand Casino Avoyelles and Grand Casino Coushatta generated $64.3 million in management fee income during the nine months ended September 27, 1998 as compared to $62.0 million for the prior year's comparable period. Gross revenue increases at Grand Casino Hinckley, Grand Casino Avoyelles and Grand Casino Coushatta offset the fact that the management contract for Grand Casino Mille Lacs expired at the end of the first quarter. Contributing to the increases were a 378-room hotel at Grand Casino Hinckley, which opened in November of 1997, and a special events center and RV resort at Grand Casino Avoyelles, which opened during the first quarter of 1998.

    COSTS AND EXPENSES. Total costs and expenses were $8.6 million for the nine-month period ended September 27, 1998 compared to $3.7 million for the same period in the prior year. Selling, general, and administrative expenses increased in the amount of $4.6 million from $3.1 million for the nine months ended September 28, 1997 to $7.7 million for the nine months ended September 27, 1998 due primarily to an increase in reserves for Stratosphere litigation.

    OTHER. Interest income was constant at $4.0 million for the nine months ended September 27, 1998 and September 28, 1997. Interest expense was $0.1 million for both periods. The provision for income taxes for the nine months ended September 27, 1998 was $10.3 million or an effective tax rate of 17.3%. This compares to a provision for income taxes of $24.7 million or an effective tax rate of 40.2% for the nine months ended September 28, 1997. The decrease relates to the tax benefit recognized from the previous write-off of a note receivable from Stratosphere. The result of the recognition of the tax benefit was a reduction in the provision for income taxes in the amount of $13.1 million.

CAPITAL RESOURCES, CAPITAL SPENDING, AND LIQUIDITY

    At September 27, 1998, Lakes had $38.2 million in cash and cash equivalents. The cash balances are planned to be used for loans to current tribal partners to help develop existing operations, the pursuit of additional gaming opportunities, and settlement of pending litigation matters.

    For the nine months ended September 27, 1998 and September 28, 1997, net cash provided by operating activities totaled $66.2 and $44.9 million, respectively. For the nine months ended September 27, 1998 and September 28, 1997, proceeds from repayment of notes receivable amounted to $4.7 and $4.6 million, respectively. Also, payments for land held for development amounted to $10.3 million during each of these periods.

    As Security to support Lakes' indemnification obligations to Grand under the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, at the end of each of the four year periods subsequent to the Effective Date. Lakes' ability to satisfy this funding obligation is materially dependent upon the continued success of its operations and the general risks inherent in its business. In the event Lakes is unable to satisfy its funding obligation, it would be in breach of its agreement with Grand, possibly subjecting itself to additional liability for contract damages, which could have a material adverse effect on Lakes' business and results of operations. See "Business and Properties of Lakes--Legal Proceedings in Joint Proxy Statement/Prospectus."

    Prior to the effectiveness of the Second Amended Plan, Grand owned approximately 37% of the issued and outstanding common stock of Stratosphere. Stratosphere and its wholly owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In October 1997, Grand announced that it had not been able to reach an agreement with holders of a significant portion of Stratosphere's first mortgage notes for a consensual reorganization of Stratosphere that would involve Grand's participation. Grand announced that it had no intention of participating in any plan of reorganization for Stratosphere and terminated the Amended Investment Agreement.

    The Second Amended Plan has been confirmed by the Bankruptcy Court and as of October 14, 1998 has been declared effective. Pursuant to the Second Amended Plan, all of the Stratosphere common stock outstanding prior to the effective date has been canceled, including all Stratosphere common stock which Lakes would have owned.

    Under the terms of the Grand Distribution Agreement, Lakes has agreed to assume any future liabilities arising out of Grand's investment in Stratosphere. See "Risk Factors--Risks Relating to the Business of Lakes--Stratosphere Corporation; Pending Litigation"--"Business and Properties of Lakes-- Legal Proceedings."

    In September 1997, the successor trustee (the "Stratosphere Trustee") under the indenture pursuant to which Stratosphere Corporation issued Stratosphere Corporation's first mortgage notes filed a complaint in the U.S. District Court of Nevada--IBJ SCHROEDER BANK & TRUST COMPANY, INC. V. GRAND CASINOS, INC.--File No. CV-S-97--1252-DWH (RJJ)--naming Grand as defendant.

    The complaint alleges that Grand failed to perform under the Standby Equity Commitment entered into between Stratosphere Corporation and Grand in connection with Stratosphere Corporation's issuance of such first mortgage notes in March 1995. The complaint seeks an order compelling specific performance of what the Committee claims are Grand's obligations under the Standby Equity Commitment. The Stratosphere Trustee filed the complaint in its alleged capacity as a third party beneficiary under the Standby Equity Commitment.

    In November 1997, Grand submitted a motion requesting, among other things, that the court dismiss the complaint. Grand's request that the court dismiss the complaint has been denied. Discovery is pending. See "Legal Proceedings--Standby Equity Commitment Litigation."

YEAR 2000

    Lakes is currently working to fully determine and resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems and components. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Lakes' programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

    Lakes has a Year 2000 program, the objective of which is to determine and assess the risks of the Year 2000 issue, and plan and institute mitigating actions to minimize those risks. Pursuant to the Lakes Year 2000 program, the Company hired a Year 2000 consultant and has established an internal review team to monitor and facilitate efficient Year 2000 compliance. Lakes is currently in the process of upgrading its financial reporting systems, IT based and otherwise, to ensure that they are Year 2000 compliant. Lakes' vendors and consultants have represented to management that the new financial systems meet Year 2000 requirements. Lakes' standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in dates and date-related data prior to, on and after January 1, 2000. Between now and the Year 2000, Lakes will proceed through its various phases of assessment, detailed planning, implementation, testing and management. Lakes expects to be fully Year 2000 compliant by mid-1999.

    Generally, Lakes is confident that the implementation of its Year 2000 program in conjunction with the engagement of a consultant and the replacement of all of Lakes' financial reporting systems will resolve any IT system compliance issues. Lakes has not currently identified any material non-IT system Year 2000 issues.

    During the remainder of 1998 and 1999, Lakes will continually review its progress against its Year 2000 plans and determine what contingency plans are feasible and appropriate to reduce its exposure to Year 2000 related issues.

    Based on Lakes' current assessment, the costs of addressing potential problems are not currently expected to have a material adverse impact on Lakes' financial position, results of operations or cash flows in future periods. However, the historical and estimated costs relating to the resolution of Lakes' Year 2000 compliance issues cannot be fully and finally determined at this time. If significant customers or vendors identify Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Lakes plans to initiate formal communications with all of its material suppliers to determine the extent to which Lakes' interface systems are vulnerable to those third parties' failures to resolve their own Year 2000 issues. Lakes plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.

    While Lakes fully anticipates achieving Year 2000 compliance well in advance of January 1, 2000, there are certain risks which exist with respect to Lakes' business and the Year 2000. Those risks range from slight delays and inefficiencies in processing data and carrying out accounting and financial functions to, in a most reasonably likely worst case scenario, extensive and costly inability to process data, provide vital accounting functions and communicate with customers and suppliers. Until Lakes substantially completes its Year 2000 program, it is uncertain if there will be any material effect on Lakes' results of operation, liquidity or financial condition. As of the date of this filing, Lakes has not finalized a contingency plan to address the failure to be Year 2000 compliant.

ACCOUNTING PRONOUNCEMENTS

    Lakes adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective December 29, 1997. SFAS 130 requires minimum pension liability adjustments, unrealized gains or losses on Lakes' securities available for sale and foreign currency translation adjustments, which prior to adoption were reported separately in division equity, to be included in other comprehensive earnings. Total comprehensive earnings for the nine months ended September 27, 1998 and September 28, 1997 were $50.5 million and $35.6 million. Differences between comprehensive earnings for these periods were due to unrealized holding gains and losses on securities available for sale.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires companies to expense as incurred all start-up and preopening costs that are not otherwise capitalizable as long-lived assets. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Lakes does not believe the adoption of this pronouncement will be material to the combined financial statements.

                         INDEX TO FINANCIAL STATEMENTS

PARK PLACE ENTERTAINMENT CORPORATION
Consolidated Statements of Income for the Nine Months Ended September
  30, 1998 and 1997 (unaudited).......................................   F-2
Consolidated Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997...................................................   F-3
Consolidated Statements of Cash Flow for the Nine Months Ended
  September 30, 1998 and 1997 (unaudited).............................   F-4
Notes to Consolidated Financial Statements............................   F-5

LAKES GAMING, INC.
Combined Statements of Earnings for the Nine Months ended September
  27, 1998 (unaudited) and September 28, 1997 (unaudited).............   F-8
Combined Balance Sheets as of September 27, 1998 (unaudited) and
  December 28, 1997...................................................   F-9
Combined Statements of Cash Flows for the Nine Months Ended September
  27, 1998 (unaudited) and September 28, 1997 (unaudited).............  F-10
Notes to Combined Financial Statements................................  F-11

                      PARK PLACE ENTERTAINMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Revenue
  Casino.......................................................................................  $   1,468  $   1,369
  Rooms........................................................................................        239        243
  Food and beverage............................................................................        203        195
  Other products and services..................................................................        113        118
                                                                                                 ---------  ---------
                                                                                                     2,023      1,925
                                                                                                 ---------  ---------
Expenses
  Casino.......................................................................................        785        743
  Rooms........................................................................................         86         86
  Food and beverage............................................................................        182        168
  Other expenses...............................................................................        685        668
  Corporate, net...............................................................................          6         14
                                                                                                 ---------  ---------
                                                                                                     1,744      1,679
                                                                                                 ---------  ---------
Operating Income...............................................................................        279        246
  Interest and dividend income.................................................................         17         22
  Interest expense.............................................................................        (66)       (59)
  Interest expense, net, from equity investments...............................................         (9)        (6)
                                                                                                 ---------  ---------
Income Before Income Taxes and Minority Interest...............................................        221        203
  Provision for income taxes...................................................................       (101)       (84)
  Minority interest, net.......................................................................         (2)        (3)
                                                                                                 ---------  ---------
Net Income.....................................................................................  $     118  $     116
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Basic Earnings Per Share--Pro Forma............................................................  $     .45  $     .44
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Diluted Earnings Per Share--Pro Forma..........................................................  $     .45  $     .44
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Weighted Average Common and Equivalent Shares--Pro Forma
  Basic........................................................................................        261        263
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
  Diluted......................................................................................        263        265
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                           SEPTEMBER
                                              30,       DECEMBER 31,
                                             1998           1997
                                          -----------   ------------
                                          (UNAUDITED)
Assets
  Cash and equivalents..................    $  119         $  224
  Temporary investments.................         2             40
  Accounts receivable, net..............       130            159
  Other current assets..................       104             86
                                          -----------      ------
    Total current assets................       355            509
  Investments...........................       187            176
  Property and equipment, net...........     3,990          3,621
  Goodwill..............................     1,309          1,303
  Other assets..........................        60             80
                                          -----------      ------
    Total investments, property and
      other assets......................     5,546          5,180
                                          -----------      ------
  Total Assets..........................    $5,901         $5,689
                                          -----------      ------
                                          -----------      ------
Liabilities and Division Equity
  Accounts payable and accrued
    expenses............................    $  321         $  357
  Current maturities of long-term
    debt................................        46             34
  Income taxes payable..................         2              2
                                          -----------      ------
    Total current liabilities...........       369            393
  Long-term debt........................     1,564          1,272
  Deferred income taxes and other
    liabilities.........................       637            643
  Division equity.......................     3,331          3,381
                                          -----------      ------
  Total Liabilities and Division
    Equity..............................    $5,901         $5,689
                                          -----------      ------
                                          -----------      ------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                                                     1998       1997
                                                                                                   ---------  ---------
Operating Activities
  Net income.....................................................................................  $     118  $     116
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................................        161        149
    Amortization of loan costs...................................................................          1          1
    Change in working capital components.........................................................        (26)        36
    Change in deferred income taxes..............................................................         14         12
    Change in other liabilities..................................................................        (26)       (71)
    Other........................................................................................         15        (42)
                                                                                                   ---------  ---------
  Net cash provided by operating activities......................................................        257        201
                                                                                                   ---------  ---------
Investing Activities
  Capital expenditures...........................................................................       (469)      (304)
  Additional investments.........................................................................         (8)       (51)
  Payments on notes and other....................................................................         11          9
  Acquisitions, net of cash acquired.............................................................        (58)       (55)
                                                                                                   ---------  ---------
  Net cash used in investing activities..........................................................       (524)      (401)
                                                                                                   ---------  ---------
Financing Activities
  Payments on debt...............................................................................         (7)        (7)
  Advances from Parent...........................................................................        169        169
                                                                                                   ---------  ---------
  Net cash provided by financing activities......................................................        162        162
                                                                                                   ---------  ---------
Decrease in Cash and Equivalents.................................................................       (105)       (38)
Cash and Equivalents at Beginning of Year........................................................        224        252
                                                                                                   ---------  ---------
Cash and Equivalents at End of Period............................................................  $     119  $     214
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    On June 30, 1998, Hilton Hotels Corporation (Parent) announced that it will separate its gaming and lodging operations (the Spin-Off), thereby creating a new publicly held gaming company which will be renamed Park Place Entertainment Corporation (Park Place). As part of the Spin-Off, Parent will contribute to Park Place, at book value, substantially all of its gaming assets and operations. During the period covered by these financial statements, these businesses were under common control operating as a division of Parent. These financial statements have been prepared from Parent's historical accounting records and present substantially all of the operations of businesses that will be owned and operated by Park Place as if Park Place had been a separate entity for all periods presented. The separation will be accomplished through a tax free distribution (the Hilton Distribution) to Parent shareholders of the shares of Park Place. Following completion of the Hilton Distribution, the Company will merge with the Mississippi gaming operations of Grand Casinos, Inc. (Grand) in a transaction comprised entirely of Park Place stock.

    Both transactions are subject to shareholder and regulatory approvals and are expected to be completed by year-end 1998. Parent plans to obtain a ruling from the Internal Revenue Service that the distribution will not be taxable to Park Place or its shareholders. The Boards of Directors of both Parent and Grand have approved the transactions.

    In anticipation of the Spin-Off, a pro-rata portion of Parent's historical public and corporate bank debt balance and related interest expense has been allocated to Park Place for all periods presented. The amounts of these balances allocated to Park Place were based on the estimate that approximately 50 percent of Parent's public and corporate bank debt will be assumed by Park Place at the time of the Hilton Distribution.

    The Spin-Off will result in the division of certain of Parent's existing corporate support functions between the two resulting entities. Corporate expense included in Park Place's financial results represents an allocation of Parent's consolidated corporate expense to the entities comprising Park Place. The allocation of corporate expense is based on a specific review to identify costs incurred for the benefit of the lodging business, the gaming business or both, and in management's judgment results in a reasonable allocation of such costs. Incremental costs, estimated to be approximately $10 million annually, will be incurred by Park Place to support its operations as a stand-alone entity after the Hilton Distribution.

    Park Place is primarily engaged in the ownership and management of casinos and casino hotel properties. Park Place operates in select markets throughout the world, predominately in the United States.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    The consolidated interim financial statements have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principals have been condensed or omitted. Park Place believes the disclosures made are adequate to make the interim financial information presented not misleading.

    In the opinion of management, the accompanying consolidated interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and the results of operations for the unaudited periods.

    The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1998. These reclassifications have no effect on net income.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Park Place, its majority owned and controlled subsidiaries and the gaming division contributed as described above. Park Place also consolidates the operating results and working capital of affiliates operated under long-term management agreements, including such affiliates in which Park Place has investments of 50% or less. These agreements effectively convey to Park Place the right to use the properties in exchange for payments to the property owners, which are based primarily on the properties' profitability. The consolidated financial statements include the following amounts related to managed casinos:

                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1998       1997
                                                                               ---------  ---------
                                                                                  (IN MILLIONS)
Revenue......................................................................  $     323  $     355
Operating expenses, including remittances to owners..........................        290        332
Current assets and current liabilities(1)....................................         31

------------------------

(1)  Including cash and equivalents of $9 million.

    On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

    Upon adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. Application of EITF 97-2 will have no impact on reported operating income, net income, earnings per share or stockholders' equity.

PRO FORMA EARNINGS PER SHARE

    Pro forma earnings per share (EPS) is calculated for all periods presented based on the expected Hilton Distribution. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted EPS reflects the effect of assumed stock option exercises.

LONG-TERM DEBT

    A pro-rata portion of Parent's historical corporate debt balance and interest expense has been allocated to Park Place and included in these consolidated financial statements for all periods presented based on an estimate of Parent's corporate debt that will be assumed by Park Place at the time of the Hilton Distribution. The amounts of Parent's corporate interest expense allocated to Park Place were $64 million and $54 million for the nine months ended September 30, 1998 and 1997, respectively.

DIVISION EQUITY

    Changes in division equity consisted of the following:

                                                                             NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1998
                                                                            -------------------
Beginning balance.........................................................       $   3,381
Net income................................................................             118
Intercompany activity with Parent.........................................            (168)
                                                                                    ------
Ending balance............................................................       $   3,331
                                                                                    ------
                                                                                    ------

SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest, net of amounts capitalized, was $65 million and $55 million for the nine months ended September 30, 1998 and 1997, respectively. These amounts assume that interest expense allocated by Parent is paid in the period allocated. No income taxes were paid by Park Place as these payments were the responsibility of the Parent.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company has adopted SFAS No. 130 beginning January 1, 1998. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements or in the footnotes to the interim financial statements. Comprehensive income for the nine months ended September 30, 1998 and 1997 is as follows:

                                             NINE
                                            MONTHS
                                            ENDED
                                          SEPTEMBER
                                             30,
                                          ----------
                                          1998  1997
                                          ----  ----
Net income..............................  $118  $116
Change in unrealized holding
  gains/losses on securities............    (3)    4
                                          ----  ----
Comprehensive income....................  $115  $120
                                          ----  ----
                                          ----  ----

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)
                        COMBINED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        NINE MONTHS ENDED
                                                    --------------------------
                                                     SEPTEMBER     SEPTEMBER
                                                        27,           28,
                                                        1998          1997
                                                    ------------  ------------
Revenues..........................................  $    64,330   $    62,001
                                                    ------------  ------------
Costs and Expenses:
  Selling, general, and administrative............        7,684         3,126
  Depreciation and amortization...................          932           591
                                                    ------------  ------------
      Total costs and expenses....................        8,616         3,717
                                                    ------------  ------------
      Earnings from operations....................       55,714        58,284
                                                    ------------  ------------
Other Income (Expense):
  Interest income.................................        4,000         3,967
  Interest expense................................          (73 )         (73 )
  Other...........................................           (9 )        (650 )
                                                    ------------  ------------
      Total other income, net.....................        3,918         3,244
                                                    ------------  ------------
Earnings Before Income Taxes......................       59,632        61,528
Provision for Income Taxes........................       10,327        24,738
                                                    ------------  ------------
      Net earnings................................  $    49,305   $    36,790
                                                    ------------  ------------
                                                    ------------  ------------
Earnings per share:
  Basic...........................................  $      4.68   $      3.51
                                                    ------------  ------------
                                                    ------------  ------------
  Diluted.........................................  $      4.58   $      3.43
                                                    ------------  ------------
                                                    ------------  ------------
  Weighted average share outstanding..............       10,541        10,469
                                                    ------------  ------------
                                                    ------------  ------------
  Weighted average common and diluted shares
    outstanding...................................       10,767        10,735
                                                    ------------  ------------
                                                    ------------  ------------

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    SEPTEMBER 27,   DECEMBER 28,
                                                        1998            1997
                                                    -------------   -------------
                                                     (UNAUDITED)
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................  $     33,198    $     33,208
  Accounts receivable.............................         8,682           6,425
  Income taxes receivable.........................       --               14,785
  Current installments of notes receivable........         7,571           6,654
  Deferred income taxes...........................         4,919           4,988
  Other current assets............................           636             551
                                                    -------------   -------------
      Total current assets........................        55,006          66,611

NOTES RECEIVABLE, less current installments.......        24,178          26,477
LAND HELD FOR DEVELOPMENT.........................        25,730          15,418

OTHER ASSETS:
  Cash and cash equivalents--restricted...........         4,992           1,225
  Securities available for sale...................         6,838           4,842
  Property and equipment, net.....................         2,429           3,071
  Investments in unconsolidated affiliates........         8,351           8,180
  Casino development costs........................         4,498           4,144
  Other long-term assets..........................           282           2,125
                                                    -------------   -------------
      Total other assets..........................        27,390          23,587
                                                    -------------   -------------
      Total assets................................  $    132,304    $    132,093
                                                    -------------   -------------
                                                    -------------   -------------

                         LIABILITIES AND DIVISION EQUITY

CURRENT LIABILITIES:
  Accounts payable................................       --                   77
  Current installments of long-term debt..........             4              13
  Litigation and claims accrual...................         9,318           8,736
  Income taxes payable............................         4,852           2,000
  Other accrued expenses..........................             4             103
                                                    -------------   -------------
      Total current liabilities...................        14,178          10,929
                                                    -------------   -------------
LONG-TERM DEBT, less current installments.........           975             975
DEFERRED INCOME TAXES.............................         1,399           1,391

COMMITMENTS AND CONTINGENCIES

DIVISION EQUITY:
  Division equity.................................       117,502         121,745
  Net unrealized losses on securities available
    for sale......................................        (1,750)         (2,947)
                                                    -------------   -------------
      Total division equity.......................       115,752         118,798
                                                    -------------   -------------
      Total liabilities and division equity.......  $    132,304    $    132,093
                                                    -------------   -------------
                                                    -------------   -------------

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                        NINE MONTHS ENDED
                                                    --------------------------
                                                     SEPTEMBER     SEPTEMBER
                                                      27, 1998      28, 1997
                                                    ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings....................................  $    49,305   $    36,790
  Adjustments to reconcile net earnings to net
    cash provided by operating activities--
    Depreciation and amortization.................          932           591
    Changes in operating assets and liabilities:
      Accounts receivable.........................       (2,257 )         176
      Income taxes................................       17,637         8,259
      Other current assets........................          (85 )          51
      Accounts payable............................          (77 )          20
      Accrued expenses............................          483        (1,641 )
      Other.......................................          265           665
                                                    ------------  ------------
        Net cash provided by operating
          activities..............................       66,203        44,911
                                                    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for notes receivable...................       (3,362 )      (1,328 )
  Proceeds from repayment of notes receivable.....        4,745         4,634
  Increase in restricted cash.....................       (3,767 )     --
  Payments for land held for development..........      (10,312 )     (10,283 )
  Increase in other long-term assets..............          187          (379 )
                                                    ------------  ------------
        Net cash used for investing activities....  $   (12,509 ) $    (7,356 )
                                                    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution to parent..........................  $   (53,695 ) $   (38,169 )
  Payments on long-term debt......................           (9 )          (8 )
                                                    ------------  ------------
        Net cash used for financing activities....      (53,704 )     (38,177 )
                                                    ------------  ------------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS.....................................          (10 )        (622 )
CASH AND CASH EQUIVALENTS, beginning of year......       33,208        33,852
                                                    ------------  ------------
CASH AND CASH EQUIVALENTS, end of year............  $    33,198   $    33,230
                                                    ------------  ------------
                                                    ------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest......................................  $        73   $        73
    Income taxes..................................      --              9,294

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Lakes (the Company or Lakes), a division of Grand Casinos, Inc. (Grand), represents all the assets and liabilities of the subsidiaries and operating units owned and held by Grand, which exist primarily to manage Indian-owned casinos under management contracts with Grand and manage certain other assets related to potential development outside of the state of Mississippi. The Company manages one Indian-owned casino in Minnesota and two Indian-owned casinos in Louisiana. Lakes' assets previously included approximately 37% of the common stock of Stratosphere Corporation (Stratosphere), which owns the Stratosphere Tower, Casino and Hotel in Las Vegas, Nevada. Stratosphere is the subject of Chapter 11 bankruptcy proceedings. See Note 8 for further discussion. The Second Amended Plan has been approved by the Bankruptcy Court and was declared effective on October 14, 1998. As such, all Stratosphere stock owned by Lakes has been cancelled.

    On June 30, 1998, Grand announced that it will separate its Mississippi gaming operations and its managed Indian-owned casino operations, and create a new publicly held company, expected to be named Lakes Gaming, Inc. The separation will be accomplished through a tax-free distribution to Lakes Gaming, Inc. of all of the assets and liabilities of its non-Mississippi business (Lakes). Grand will then spin off all the common stock of Lakes Gaming, Inc. to Grand shareholders. Each Grand shareholder will receive one share of Lakes Gaming, Inc. for every four owned shares of Grand. Grand's Mississippi gaming operations will be merged with the gaming operations of Hilton Hotels Corporation (Park Place). Both transactions are hereinafter referred to as the Transaction.

    The Transaction is subject to shareholder and regulatory approvals and is expected to be completed by year-end 1998. Grand plans to obtain a ruling from the Internal Revenue Service (IRS) that notes that the transaction is tax-free to Grand shareholders. The boards of directors of both Grand and Hilton have approved the Transaction.

MANAGEMENT CONTRACTS OF LIMITED DURATION

    The Company is prohibited by the Indian Gaming Regulatory Act from having an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that the Company manages for Indian tribes generally have terms of seven years. The management contract for Grand Casino Hinckley expires May 15, 1999, and the management contacts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. There can be no assurance that any of these management contracts will be renewed upon expiration or approved by the National Indian Gaming Commission ("NIGC") upon any such renewal. The failure to renew the Company's management contracts would result in the loss of revenues to the Company derived from such contracts, which would have an adverse effect on the Company's results of operations. The Coushatta Tribe and the Tunica-Biloxi Tribe each entered into tribal-state compacts with the State of Louisiana on September 29, 1992. These compacts were approved in November, 1992 by the Secretary of the Interior. Each compact expires in November, 1999, but will automatically renew for an additional seven year terms unless either the tribe or the State of Louisiana delivers to the other written notice of non-renewal at least 180 days prior to the applicable expiration date. The Company's management agreements with the Tunica-Biloxi Tribe and the Coushatta Tribe expire after November 1999. In the event the compacts are not renewed, legal gaming will not be permitted at Grand Casino Avoyelles of Grand Casino Coushatta. There can be no assurance that these compacts will be renewed on terms and conditions acceptable to either of the tribes.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    All other subsidiaries and affiliates are presented on a combined basis. All material intercompany transactions and balances have been eliminated in the accompanying combined financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information, in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the consolidated financial statements have been condensed or omitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

OPERATING EXPENSES

    The operating expenses of the Company include the costs associated with the management of all gaming operations for which the Company has a management contract. Such amounts represent the direct cost of providing assistance in the areas of casino operations, marketing and promotion, customer service, accounting and legal and other administrative functions. Historically, certain employees of Grand provided service to both Company and non-Company operations. In these instances, costs were allocated based on estimated time spent on each business group.

EARNINGS PER SHARE

    Earnings per share (EPS) is calculated for all periods based on the expected exchange of one Lakes share for every four owned Grand shares. Basic EPS is calculated by dividing earnings by the weighted average common shares outstanding. Diluted EPS reflects the potential dilutive effect of all common stock equivalents outstanding by dividing net income by the weighted average of all common and dilutive shares outstanding.

LAND HELD FOR DEVELOPMENT

    Land held for development consists of amounts related to an approximately 15-acre site in Las Vegas, Nevada, which the Company controls. All or any portion of this site may be sold, held for sale or held for future development. The Company is currently evaluating the potential sale of all or any portion of this site and in connection therewith has entered into a 90-day exclusive listing agreement with a real estate broker for the active marketing of this site.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
ACCOUNTING PRONOUNCEMENTS

    The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective December 29, 1997. SFAS 130 requires minimum pension liability adjustments, unrealized gains or losses on the Company's available for sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in division equity, to be included in other comprehensive earnings. Total comprehensive earnings for the nine months ended September 27, 1998 and September 28, 1997 were $50.5 million and $35.6 million. Differences between comprehensive earnings for these periods were due to unrealized holding gains and losses on securities available for sale.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires companies to expense as incurred all start-up and preopening costs that are not otherwise capitalizable as long-lived assets. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not believe the adoption of this pronouncement will be material to the combined financial statements.

2.  MANAGEMENT CONTRACTS FOR INDIAN-OWNED CASINOS:

    The Company had contracts with the Mille Lacs Band for the management of two gaming facilities in Onamia and Hinckley, Minnesota. The management contract for the gaming facility in Onamia expired on April 2, 1998. The contract for the gaming facility in Hinckley expires on May 15, 1999. While no decision has been made with respect to renewal of the management contract for the Hinckley facility, the Company believes that the management agreement will not be renewed. The Mille Lacs Band has an option to purchase the Company's interest in the management contract of the Hinckley facility. The purchase price is equal to the Company's share of distributable profits during the 12-month period preceding the date of purchase, multiplied by the years remaining under the initial term of the management contract (or portion thereof).

    In addition, the Company holds a management contract with the Tunica-Biloxi Tribe of Louisiana for a gaming facility in Marksville, Louisiana, that expires on June 3, 2001 and a management contract with the Coushatta Tribe of Louisiana for a gaming facility in Kinder, Louisiana, that expires on January 16, 2002.

    The management contracts govern the relationship between the Company and the tribes with respect to the construction and management of the casinos. The construction or remodeling portion of the agreements commenced with the signing of the respective contracts and continued until the casinos opened for business; thereafter, the management portion of the respective management contracts continues for a period of seven years.

    Under terms of the contracts, the Company as manager of the casino receives a percentage of the distributable profits (as defined in the contract) of the operations as a management fee after payment of certain priority distributions, a cash contingency reserve, and guaranteed minimum payments to the tribes. In the event the management contracts are not renewed upon expiration of their initial term, the Company will be entitled to payments equal to a percentage of the fair value of certain leased gaming equipment.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  MANAGEMENT CONTRACTS FOR INDIAN-OWNED CASINOS: (CONTINUED)
    The management contracts for the Tunica-Biloxi Tribe of Louisiana and the Coushatta Tribe of Louisiana have been approved by the Bureau of Indian Affairs
(BIA). In October 1996, the Company entered into a restated management contract with the Mille Lacs Band for the facility in Hinckley, Minnesota, which the Company believes restates the terms and conditions of the original management contract consistent with NIGC requirements.

    The restated management contract for the Hinckley, Minnesota, casino has not been approved by the NIGC and the Company believes the NIGC will not approve the contract prior to expiration. While the Company believes that all of its management contracts meet all requirements of the Indian Gaming Regulatory Act of 1988 (IGRA), the BIA or the NIGC may attempt to reduce the terms or the management fees payable under the management contracts or require other changes to the contracts.

3.  NOTES RECEIVABLE:

    Notes receivable consist of the following (in thousands):

                                                                                      SEPTEMBER 27,  DECEMBER 28,
                                                                                          1998           1997
                                                                                      -------------  ------------
Notes from the Coushatta Tribe with interest at a defined reference rate plus 1%
  (not to exceed 16%), receivable in 84 monthly installments through January 2002...    $  21,846     $   22,722
Notes from the Tunica-Biloxi Tribe with interest at a defined reference rate plus 1%
  (not to exceed 16%), receivable in 84 monthly installments through June 2001......        9,903         10,409
                                                                                      -------------  ------------
    Total notes receivable..........................................................       31,749         33,131
  Less--Current installments of notes receivable....................................       (7,571)        (6,654)
                                                                                      -------------  ------------
  Notes receivable, less current installments.......................................    $  24,178     $   26,477
                                                                                      -------------  ------------
                                                                                      -------------  ------------

4.  INCOME TAXES:

    During the quarter ended September 27, 1998, the Company recognized an income tax benefit related to the write-off of a note receivable from Stratosphere Corporation. A deferred tax asset was recorded in 1996 when the Company set up a reserve allowance due to uncertainty related to the collectibility of the receivable. However, a full valuation allowance was created for the deferred tax asset and no income tax benefit was recognized at that time. Upon writing off the receivable and realizing the tax deduction in the current year, the Company reversed a portion of the deferred tax asset valuation allowance resulting in the recognition of a $13.1 million income tax benefit.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5.  COMMITMENTS AND CONTINGENCIES:

LOAN GUARANTY AGREEMENTS

    The Company has guaranteed a loan and security agreement entered into by the Tunica-Biloxi Tribe of Louisiana for $16.5 million for the purpose of purchasing a hotel and additional casino equipment. The agreement extends through 2000, and as of September 27, 1998, the amount outstanding was 8.7 million.

    On May 1, 1997, the Company entered into a guaranty agreement related to a loan agreement entered into by the Coushatta Tribe of Louisiana in the amount of $25.0 million, for the purpose of constructing a hotel and acquiring additional casino equipment. The guaranty will remain in effect until the loan is paid. The loan term is approximately five years. As of September 27, 1998, $16.4 million has been advanced, and is outstanding.

    The Company has provided a limited guaranty for the purpose of financing Stratosphere Corporation Hotel and Casino equipment subject to a maximum limitation amount of $8.7 million.

INDEMNIFICATION AGREEMENT

    As a part of the Transaction, the Company has agreed to indemnify Grand against all costs, expenses and liabilities incurred in connection with or arising out of certain pending and threatened claims and legal proceedings to which Grand and certain of its subsidiaries are likely to be parties. The Company's indemnification obligations include the obligation to provide the defense of all claims made in proceedings against Grand and to pay all related settlements and judgments.

    As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to the Effective Date.

    As a part of the indemnification agreement, Lakes has agreed that it will not declare or pay any dividends, make any distribution of Lakes' equity interests, or otherwise purchase, redeem, defease or retire for value any equity interests in Lakes without the written consent of Park Place.

    The following descriptions are summaries and the status of certain pending or threatened claims and legal proceedings for which the Company is obligated to provide such indemnification.

STRATOSPHERE CORPORATION

    In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy code.

    In October 1997, the Company announced that it had not been able to reach an agreement with holders of a significant portion of Stratosphere's First Mortgage Notes for a consensual reorganization of Stratosphere that would involve the Company's participation. The Company also announced that it had no intention of participating in any plan of reorganization for Stratosphere.

    On November 7, 1997, Stratosphere filed its Second Amended Plan, which has been approved by the Bankruptcy Court and was declared effective on October 14, 1998. Pursuant to the Second Amended Plan, Stratosphere common stock that was outstanding prior to the effective date of the Second Amended Plan

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) was canceled. Prior to the effectiveness of the Second Amended Plan, Grand owned approximately 37% of the issued and outstanding common stock of Stratosphere.

    In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement between Stratosphere and Grand (the Standby Equity Commitment). Grand agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years did not exceed $50.0 million.

    Based on provisions of the U.S. Bankruptcy Code that Grand contends apply to the Standby Equity Commitment, Grand has asserted that the enforceability of the Standby Equity Commitment is in question. Both the Official Committee of Noteholders in the Stratosphere Bankruptcy case (the Official Committee) and the current trustee under the indenture (the Trustee) pursuant to which Stratosphere issued its First Mortgage Notes claim that the Standby Equity Commitment is enforceable.

    The enforceability of the Standby Equity Commitment is the subject of litigation to which Grand is a party in the Stratosphere Bankruptcy case (as a result of a motion brought by the Official Committee), and the U.S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the bankruptcy court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law.

    The Second Amended Plan contemplates the formation of a new limited liability company which will own and pursue certain alleged claims and causes of action that Stratosphere and other persons may have against numerous third-parties, including Grand and/or officers and/or directors of Grand. The Second Amended Plan contemplates capitalizing this new limited liability company with an investment of $5 million. As of October 30, 1998, Grand has not been served with any such litigation.

STRATOSPHERE SECURITIES LITIGATION

    Grand and certain persons who have been indemnified by Grand (including certain Grand officers and directors) are defendants in legal actions pending in the state court and in the federal court in Nevada. These actions arise out of Grand's involvement in the Stratosphere Tower, Casino and Hotel project in Las Vegas, Nevada.

    The plaintiffs in the actions who are current and/or former Stratosphere Corporation shareholders, seek to pursue the actions as class actions, and make various claims against Grand and Grand-related defendants, including securities fraud. In September 1997 Grand and certain defendants submitted a motion to dismiss the plaintiffs' Second Amended Complaint. In April 1998, this motion was granted, in part, and denied, in part. The plaintiffs are pursuing the claims that survived the motion to dismiss. Grand and Grand-related defendants have also submitted a motion for summary judgment seeking an order that such defendants are entitled to judgment as a matter of law. As of September 1998, the plaintiffs are engaged in discovery related to the issues raised by the summary judgment motion. The court will not decide the motion until after such discovery is completed and the parties have submitted their respective arguments. The state court action has been stayed pending resolution of the federal court action.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Grand intends to vigorously defend itself and the other Grand-related defendants against the claims made in both the state and the federal action.

SECURITIES LITIGATION

    Grand and certain of Grand's current and former officers and directors are defendants in a legal action pending in the federal court in Minnesota. This action arises out of Grand's involvement in Stratosphere.

    The plaintiffs in the action who are current and/or former Grand shareholders, seek to pursue the action as a class action and make various claims against Grand and the other Grand-related defendants, including securities fraud. Grand and Grand-related defendants submitted a motion to dismiss the plaintiffs claims. In December 1997, that motion was granted in part and denied in part. Grand and Grand related defendants have also submitted a motion for summary judgment. Plaintiffs and Grand and the other defendants are engaged in discovery in the action.

    Grand intends to vigorously defend itself and the other Grand-related defendants against the claims that survived Grand's motion to dismiss.

DERIVATIVE ACTION

    Certain of Grand's officers and directors are defendants in a legal action pending in the state court of Minnesota. This action arises out of Grand's involvement in Stratosphere.

    The plaintiffs in the action who are current and/or former Grand shareholders, seek to pursue the action against the defendants on behalf of Grand and make various claims that the defendants failed to fulfill claimed duties to Grand. Grand is providing the defense for the defendants pursuant to Grand's indemnification obligations to the defendants.

    Grand's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether Grand should pursue the claims made by the plaintiffs. That committee has completed its evaluation and has recommended to the court that the plaintiffs' claims not be pursued.

    In January 1998, Grand submitted a motion for summary judgment based on the special litigation committee's report. In May 1998, the court granted that motion, thereby dismissing the plaintiffs' claims. In August 1998, the plaintiffs appealed the court's ruling. That appeal is pending.

    TULALIP TRIBES LITIGATION

    In 1995, Grand entered into discussion with Seven Arrows, L.L.C. ("Seven Arrows"), regarding possible participation by Grand in a proposed casino resort development on land in the State of Washington held in trust by the United States for the Tulalip Tribes. Grand and Seven Arrows entered into a letter of intent providing for the negotiation of a revision to the Seven Arrows limited liability company agreement by which Grand (or a subsidiary of Grand) would become a member of Seven Arrows. Those negotiations were not completed, and no revision to the limited liability company agreement was signed.

    During the negotiations, Grand entered into an agreement (the "Advance Agreement") with Seven Arrows and the Tulalip Tribes which provided for the loan by Grand and Seven Arrows of certain amounts

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) to the Tulalip Tribes upon the satisfaction of certain conditions. Grand contends that those conditions were never satisfied. Neither Grand nor Seven Arrows advanced any amount under the Advance Agreement.

    Seven Arrows, the Tulalip Tribes and Grand are currently parties to litigation in the U.S. District Court in Washington with respect to a lease and sublease between the Tulalip Tribes and Seven Arrows for the land on which the casino was proposed and the Advance Agreement. Among other things, Seven Arrows seeks damages from the Tulalip Tribes for lost profits of up to $15 million and for recovery of sums paid to the Tribes between $2 million and $3 million in its second amended complaint. Grand is not a party to the second amended complaint.

    The Tulalip Tribes filed a complaint against Grand on September 30, 1998. The complaint against Grand contains several counts, including (i) a request for judgment declaring that the tribe's termination of the agreements was effective and quieting title in the land; (ii) a claim that Grand is liable on the lease, sublease, and Advance Agreement; (iii) a claim for negligent misrepresentation;
(iv) a claim that Grand stands as warrantor and surety of Seven Arrows's obligations; and (v) a claim for estoppel. Each claim for damages seeks the sum of $856,000 for out-of-pocket expenses and for "lost profits damages" in an amount to be proved at trial.

    Grand's answer has not yet been filed. Grand does not oppose the tribe's effort to quiet title to its land. Grand denies that it is factually or legally liable for the obligations or liabilities of Seven Arrows under the lease and sublease. Grand contends that it did not breach the Advance Agreement. Grand denies that it is liable for negligent misrepresentation.

    Seven Arrows has, on previous occasions, threatened unpleaded claims against Grand. Grand does not know the nature or extent of any such additional claims and, as of the date hereof, has not received any pleading in any action stating such a claim. However, Grand expects to receive a claim by Seven Arrows in the near future. Such a claim, if made, could be in amounts material to Lakes.

    Grand's liability for damages to all parties in the aggregate cannot exceed $15 million. Discovery has commenced and a three-week bench trial is set for November 1, 1999.

OTHER LITIGATION

    Grand is involved in various other inquiries, administrative proceedings, and litigation relating to contracts and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management currently believes that the final outcome of these matters are not likely to have a material adverse effect upon Grand's or the Company's consolidated financial position or results of operations.

                               VOTING PROCEDURES

    We enclosed a form of proxy for the Hilton Special Meeting with the Joint Proxy Statement/Prospectus mailed to Hilton stockholders on October 26, 1998. If you have already returned your proxy, your prior vote will still be counted, unless you revoke your prior vote or send in a new proxy card.

    We enclosed a form of proxy for the Grand Special Meeting with the Joint Proxy Statement/Prospectus mailed to Grand shareholders on October 26, 1998. If you have already returned your proxy card, your prior vote will still be counted, unless you revoke your prior vote or send in a new proxy card.

    IF YOU HAVE ALREADY RETURNED A PROXY CARD AND DO NOT WISH TO CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.

    If you would like an additional copy of the Joint Proxy Statement/Prospectus or a new proxy card, or if you have questions about the transactions, you should contact D.F. King & Co., Inc. toll free at (800) 207-3155 if you are a Hilton stockholder or (800) 290-6429 if you are a Grand shareholder. For Hilton stockholders, you can also call Investor Relations at Hilton at (310) 278-4321. For Grand shareholders, you can also call Investor Relations at Grand at (612) 449-9092.

                           FORWARD-LOOKING STATEMENTS

    This Supplement and the Joint Proxy Statement/Prospectus contain forward-looking statements with respect to Hilton, Park Place, Grand and Lakes that are subject to risks and uncertainties. For further information, see page 101 of the Joint Proxy Statement/Prospectus, which also applies to this Supplement.